As Filed with the Securities and Exchange Commission on September 29, 2008, 2008 Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Ameriwest Energy Corp.
(Exact name of registrant as specified in its charter)

Nevada	98-0359930
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

123 West 1st Ave., Suite 215
Casper, WY	82601
(Address of Principal Executive Offices)	(Zip Code)

2008 Equity Incentive Plan
(Full title of the plan)

Walter Merschat, President
Ameriwest Energy Corp.
123 West 1st Ave., Suite 215
Casper, WY 82601
(Name and address of agent for service)

(307) 266-4409
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer, or a small reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐	Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer (Do not check if a smaller reporting company)	☒	Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock underlying 2008 Equity Incentive Plan reserved for future issuance	5,400,000	(1)	$0.37	(2)	$1,998,000	(2)	$78.52	(2)

(1)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)
Calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the bid ($0.36) and asked ($0.38) price as reported on the OTCBB on September 26, 2008.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission rules and regulations allow us to “incorporate by reference” the information that we file with the Securities and Exchange Commission. This means that we can disclose additional important information to you by referring to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file in the future with the Securities and Exchange Commission will automatically update and supersede this information. All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part hereof from the date of filing of such documents.

We have filed the following documents with the Securities and Exchange Commission and the information contained in those documents is incorporated by reference into this registration statement:

(a) Registrant’s Annual Report on Form 10-K filed with the SEC on April 15, 2008, and an amendment filed August 25, 2008.

(b) Registrant’s Quarterly Reports on Form 10-Q filed with the SEC on May 15, 2008 with an amendment filed August 25, 2008.

(c) Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 19, 2008.

(d) Registrant’s current reports on Form 8-K filed with the SEC on January 4, 2008, January 30, 2008, February 6, 2008, March 25, 2008, April 17, 2008, May 21, 2008, June 2, 2008, June 9, 2008, June 30, 2008, August 27, 2008 and September 4, 2008.

(e) The description of Securities contained in the Registrant’s Registration Statement on Form 8-A12G filed June 7, 2006.

Item 4. Description of Securities.

Not Applicable

Item 5. Interests of Named Experts and Counsel.

Not Applicable

Item 6. Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Nevada. Under Nevada law, it is presumed that directors and officers are reliable and competent and that they shall exercise their respective powers and duties in good faith with a view to the beneficial interests of the Company. Section 78.138 of the Nevada Revised Statutes (“NRS”) provides that directors and officers of the Company are not individually liable to the Company or its shareholders or its creditors for any damages as a result of any act or failure to act in such a capacity, unless it is so proven that such an act or failure to act in the capacity as a director or officer constituted a breach of fiduciary duty and that such a breach of fiduciary duty involved intentional misconduct, fraud or a knowing violation of law.

Section 78.7502 of the NRS provides that, except in an action by or in the right of the Company, the Company may indemnify any person serving as director, officer, employee or agent of the Company, or any person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (all, an “Indemnified Party”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such an action, suit or proceeding. Further, under certain circumstances and subject to certain conditions and limitations, the Company may indemnify any Indemnified Party who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred in connection with the defense or settlement of the action or suit. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that any Indemnified Party has been successful on the merits or otherwise in defense of any action, suit or proceeding, Section 78.7502 provides that such person shall be indemnified against expenses, including attorneys’ fees, reasonably and actually incurred in connection with the defense.

Section 78.751 of the NRS provides that any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2 of Section 78.751, may be made by the Company only as authorized in the specific case upon a determination that indemnification of the Indemnified Party is proper in such circumstances. The determination must be made by (i) the stockholders, (ii) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Subsection 2 of NRS 78.751 provides that the Company’s Articles of Incorporation, its Bylaws or an agreement made by the Company may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the Company. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

Subsection 3 of NRS 78.751 further provides that any indemnification made pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Articles of Incorporation or the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in such person’s official capacity or an action in another capacity while holding such office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that such person’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. Additionally, indemnification pursuant to NRS 78.7502 and advancement of expenses shall continue for any Indemnified Party who has ceased to hold such qualifying position and shall inure to the benefit of such person’s heirs, executors and administrators.

Section 78.752 of the NRS provides that the Company may purchase and maintain insurance or make other financial arrangements on behalf of any Indemnified Party for any liability asserted against such person and expenses incurred by such person in the capacity as an Indemnified Party, whether or not the Company has the authority to indemnify such person against such liability and expenses.

The Company’s Articles of Incorporation, as amended, provides that no director or officer of the Corporation shall be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer for: (i) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

The Company’s Bylaws, as amended, provide for indemnification of any director, officer, employee or agent in such similar instances and circumstances as outlined under the provisions of Section 78.7502 of the Nevada Revised Statutes. To the extent any Indemnified Party is successful in defense of any action, suit, proceeding or claim, such person shall be indemnified against all expenses, including attorneys’ fees, actually and reasonably incurred. Furthermore, in the proper circumstances where applicable standards of conduct are met, as established in the Bylaws, the Board of Directors shall determine the applicability of indemnification to such person(s).

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit

4.1	2008 Equity Incentive Plan(1)

5.1	Opinion of Weintraub Genshlea Chediak

23.1	Consent of Weintraub Genshlea Chediak (contained in Exhibit 5.1)

23.2	Consent of Malone & Bailey, PC, Independent Registered Public Accounting Firm

23.3	Consent of Cordovano and Honeck, LLP, Independent Registered Public Accounting Firm

24.1	Powers of Attorney (included in signature page to this Registration Statement).

(1) Incorporated by reference to the Company's definitive revised proxy statement on Schedule 14A filed on August 11, 2008 (File No. 000-52034).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement — notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Casper, State of Wyoming.

Ameriwest Energy Corp.
a Nevada corporation

Dated: September 26, 2008	By:	/s/ Walter Merschat
Walter Merschat,
Chief Executive Officer and Chairman
(Principal Executive Officer)

Dated: September 26, 2008	By:	/s/ Joseph McQuade
Joseph McQuade,
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Walter Merschat, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: September 26, 2008	By:	/s/ Walter Merschat
Walter Merschat,
Chief Executive Officer and Chairman

[Signatures for Power of Attorney – continued]

Dated: September 26, 2008	By:	/s/ Joseph McQuade
Joseph McQuade,
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Dated: September 26, 2008	By:	/s/ Jon Clement Nicolaysen
Jon Clement Nicolaysen,
Director

Dated: September 26, 2008	By:	/s/ Chris D. Wright
Chris D. Wright,
Director